Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com
Edgewell Personal Care Company Names Daniel J. Sullivan as Chief Financial Officer

SHELTON, Conn., February 28, 2019 - Edgewell Personal Care Company (NYSE: EPC), today announced that Daniel J. Sullivan will join the company as Chief Financial Officer, effective April 1, 2019. He will succeed Rod R. Little, who, as previously announced, was appointed President and Chief Executive Officer, effective March 1, 2019.

Mr. Sullivan has more than 25 years of experience leading financial and operating teams across global companies in the consumer packaged goods, manufacturing, retail and wholesale industries. He most recently served as Chief Financial Officer of Party City, a publicly traded, global business, where he oversaw all aspects of finance, business development and investor relations and helped develop and execute the company’s omni-channel growth and M&A strategies.

“Following a comprehensive search, we are pleased that Dan has agreed to join Edgewell as our next CFO,” said Mr. Little. “Dan is a highly accomplished finance executive and we look forward to benefiting from his deep experience working with leading global consumer businesses. He brings a proven record of driving continuous improvements, and his team-oriented ability to deliver results makes him an ideal fit for our Company. I look forward to working closely with Dan as we lead Edgewell through its next chapter of growth and value creation for our shareholders.”

“Edgewell is a dynamic global company with leading brands in a rapidly changing industry, and it is an honor to succeed Rod as the company’s next CFO,” said Mr. Sullivan. “I am excited about the opportunity to apply my experience building and growing consumer companies and executing on M&A strategies. I firmly believe that a company’s success depends on nurturing and growing talent and working as a team to achieve goals and look forward to working alongside Edgewell’s talented team of colleagues.”

About Daniel J. Sullivan

Mr. Sullivan most recently served as Chief Financial Officer of Party City Holdco Inc. starting in August 2016, where he oversaw all aspects of Finance as well as Financial Planning & Analysis, Business Development, Investor Relations, IT and Human Resources. Before that he served as Chief Financial Officer and Executive Vice President of Finance and as a Member of the Executive Board of Ahold USA, Inc., starting in 2010. Previously, Mr. Sullivan worked at Heineken for 12 years in executive finance positions both in the United States and Europe, including serving as Chief Financial Officer, Chief Operating Officer & Senior Vice President - Strategy for Heineken USA. Prior to that, Mr. Sullivan was a controller for Amscan Inc. Mr. Sullivan started his career at KPMG. He holds a Bachelor of Science in Accounting and Economics from Duquesne University.

About Edgewell Personal Care

Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding; Diaper Genie®; Bulldog® and Jack Black® male skin care and grooming products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with approximately 6,000 employees worldwide. ###